EXHIBIT 10.162

February 26, 2002

Employer Support Services

Re: Account Payable Settlement

Gentlemen:

This will memorialize our oral agreement wherein your company agreed to accept 200,000 shares of our common stock in full payment of our account with your company. Specifically, we agreed as follows:

We will issue 200,000 shares of common stock in full satisfaction of our past due account with your company in the amount of $20,000.

We will cause all 200,000 shares issued to you to be included in our Registration Statement on Form S-1 currently on file with the Securities and Exchange Commission.

It is understood that you shall have the option to exchange all of the shares issued to you under this letter agreement for the sum owed your company should we possess adequate funds at a later date.

Your company represents and warrants to USURF that the shares of common stock being acquired pursuant to this letter agreement are being acquired for its own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act or any state securities law and are "restricted securities", as that term is defined in Rule 144 promulgated by the SEC, and must be held indefinitely, unless they are subsequently registered or an exemption from such registration is available.

Your company represents and warrants that it has investigated USURF, its financial condition, business and prospects, and has had the opportunity to ask questions of, and to receive answers from, representatives of USURF with respect thereto, and acknowledges that it is aware that USURF currently lacks adequate capital to pursue its full plan of business, specifically, that USURF currently lacks capital with which to exploit its proprietary Wireless Internet access technology.

Your company acknowledges that the share certificate or certificates to be issued to it pursuant to this letter agreement will bear a legend restricting future transfer in the following , or similar, form:

"THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED. THE STOCK MAY NOT BE TRANSFERRED WITHOUT REGISTRATION, EXCEPT IN A TRANSACTION EXEMPT FROM SUCH REGISTRATION."

In the event of a dispute between us that arises out of this letter agreement, we agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its New Orleans, Louisiana, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys fees to the prevailing party.

This letter agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns.

This letter agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana.

Should the foregoing reflect your understanding of our oral agreement, please execute and return, by fax [225-922-9123], a copy of this letter.

Sincerely,

/s/ DAVID M. LOFLIN

David M. Loflin

President

AGREED AND ACCEPTED:

EMPLOYER SUPPORT SERVICES

By: /s/

it authorized agent